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                                                                  EXHIBIT NO. 99

[LOGO]                          News Release
AK Steel


Contacts: Media - Alan H. McCoy, Vice President, Public Affairs (513) 425-2826
          Investors - James L. Wainscott, Senior Vice President & CFO
          (513) 425-5392



                     AK Steel Names John G. Hritz President
Michael Adams Named Senior Vice President, James Banker Named Vice President, Sales and Marketing

MIDDLETOWN, OH, January 20, 2003--AK Steel Corporation (NYSE: AKS) said today John G. Hritz, 48, had been named president. Mr. Hritz joined the company in 1989 as counsel, and has held numerous executive positions with the company. In 1996 he was named vice president, employee relations. He was named senior vice president in 1998 and executive vice president and general counsel in 1999. He was most recently executive vice president, with responsibility for steel operations, commercial and other functions.

     "John Hritz brings a deep understanding of the complexities of every aspect of this industry and an unwavering vision of success for AK Steel," said Richard
M. Wardrop, chairman and chief executive officer. "I have the utmost faith in John's leadership."

     Prior to AK Steel, Mr. Hritz worked for Commercial Intertech Corporation and U.S. Steel Corporation. He holds a Bachelor of Science degree in electrical engineering from Youngstown State University, and a Juris Doctorate from the University of Akron School of Law.

     AK Steel also announced the appointment of Michael T. Adams to the post of senior vice president, with responsibility for operations, sales and marketing, customer service, manufacturing planning/steel sourcing and safety and health. Mr. Adams, 45, was most recently vice president, sales and marketing. Mr. Adams previously held numerous operations management positions, including vice president, manufacturing and was general manager of the company's Ashland (KY) Works and the Middletown (OH) Works. Mr. Adams joined the company in 1981 and holds a Bachelor of Science degree in mechanical engineering from The Ohio State University.

     James M. Banker, 46, was named vice president, sales and marketing. Mr. Banker has held a number of executive positions in sales, marketing, technical services and operations with AK Steel. Most recently he was vice president, operations. Mr. Banker holds a Bachelor of Arts degree in government from Harvard University.

     In conjunction with these organizational changes, the company's engineering function, under vice president Thomas C. Graham, Jr., will report to James L. Wainscott, senior vice president and CFO.

     AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK Steel is headquartered in Middletown, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
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